Exhibit 10.4

AMENDED AND RESTATED EQUITY CONTRIBUTION AGREEMENT (this “Agreement”), dated as of October 4, 2006, among EXCO RESOURCES, INC., a Texas corporation (the “Equity Contributor”), EXCO PARTNERS OPERATING PARTNERSHIP, LP, a Delaware limited partnership (the “Borrower”), and JPMORGAN CHASE BANK, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions or entities (the “Lenders”) from time to time parties to the Senior Term Credit Agreement, dated as of October 2, 2006 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Guarantors party thereto, the Lenders, certain other entities and the Administrative Agent.

W I T N E S S E T H :

WHEREAS, the Equity Contributor owns, indirectly, 100% of the partners equity of the Borrower;

WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, the Equity Contributor will derive substantial benefit from the making of the extensions of credit under the Credit Agreement; and

WHEREAS, the parties hereto entered into an Equity Contribution Agreement dated as of October 2, 2006, and wish to amend and restate such Agreement pursuant to this Agreement;

NOW, THEREFORE, in consideration of the premises set forth above and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1.  DEFINITIONS

1.1           Defined Terms and Principles of Construction.  (a)  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement (such definitions to be equally applicable to both the singular and plural forms of the terms defined), and the following terms shall have the following meanings:

“Administrative Agent”:  as defined in the preamble hereto.

“Agreement”:  as defined in the preamble hereto.

“Credit Agreement”:  as defined in the preamble hereto.

“Debt Incurrence Amount”:  as defined in Section 2.1(a) hereof.

“Equity Contribution”:  as defined in Section 2.1 hereof.

“Equity Contributor”:  as defined in the preamble hereto.

“Equity Contribution Date”:  the date that is eighteen months after the Effective Date.

“Limitation Sentence”:  as defined in Section 2.1(a) hereof.

“Measurement Date”:  as defined in Section 2.1(a) hereof.

“Option”:  as defined in Section 2.1(b) hereof.

“RP Baskets”:  the baskets described in Section 4.05(a) or 4.05(b)(1) of the Senior Note Indenture, in each case as in effect on the date hereof.

“Senior Credit Agreement”:  the Credit Agreement dated as of March 17, 2006 among the Equity Contributor, certain of its Subsidiaries, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, as amended by the First Amendment thereto dated as of October 2, 2006.

“Senior Note Indenture:  the Senior Note Indenture dated as of January 20, 2004 among the Equity Contributor, certain of its Subsidiaries and Wilmington Trust Company, as trustee, as supplemented by the First Supplemental Indenture thereto dated as of January 27, 2004, pursuant to which the Senior Notes were issued.

“Senior Notes”:  the Equity Contributor’s 7-1/4% Senior Notes due 2011.

(b)           The words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

SECTION 2.  OBLIGATIONS OF THE EQUITY CONTRIBUTOR

2.1           Equity Contribution.  (a)  Subject in all respects to the next sentence hereof (the “Limitation Sentence”), if any Loans shall remain outstanding on the Equity Contribution Date, the Equity Contributor hereby agrees, for the benefit of the Borrower and the Secured Parties, to make a cash common equity contribution to the Borrower on the Equity Contribution Date in an amount equal to the lesser of (i) $150,000,000 and (ii) the aggregate principal amount of the Loans then outstanding (the “Equity Contribution”).  Notwithstanding the foregoing, the agreement of the Equity Contributor in this Section 2.1(a) shall be of no force or effect, and shall not constitute an obligation of any nature, in an amount that exceeds, on each day from and after the date hereof (each, a “Computation Day”), the highest Interim Contribution Amount computed on any day during the period from the date hereof to such Computation Day.  As used herein, “Interim Contribution Amount” means, on each Computation Day, the lesser of (i) the amount available under the RP Baskets on such Computation Day and (ii) the amount of Indebtedness that may be incurred under Section 4.04(a) of the Senior Note Indenture as of the most recent Measurement Date (as defined below) occurring on or prior to such Computation Day (the “Debt Incurrence Amount”).  The Debt Incurrence Amount shall be calculated on the date hereof, on the Equity Contribution Date and, whether before or after the Equity Contribution Date, on each date on which quarterly or annual financial statements of the Equity Contributor become available and on each date on which any amount becomes available under any RP Basket (each such calculation date, a “Measurement Date”).  On the Equity Contribution Date, the amount of the Equity Contribution required to be made shall equal the lesser of (i) the full amount of the Equity Contribution and (ii) the highest Interim Computation Amount as of any Computation Day occurring on or prior to the Equity Contribution Date.   If, due to the Limitation Sentence, the full amount of the Equity Contribution cannot be made on the Equity Contribution Date, then, on each subsequent Measurement Date, the Equity Contributor shall make an additional portion of the Equity Contribution in an amount equal the lesser of (i) the theretofore unfunded portion of the Equity Contribution, (ii) the amount available under the RP Baskets on such Measurement Date and (iii) the Debt Incurrence Amount as of such Measurement Date.  The Limitation Sentence shall cease to be applicable if the Senior Notes are redeemed or defeased.  For avoidance of doubt, it is understood that, if (i) the Senior Note Indenture does not permit the funding of the full amount of the Equity Contribution on the Equity Contribution Date and (ii) the Equity Contributor has not redeemed or defeased all of the Senior Notes on or prior to the Equity Contribution Date, then the Equity Contributor will be in violation of Section 4.2(e) hereof.  Notwithstanding anything to the contrary in this Section 2.1(a), all or a portion of the Equity Contribution may be funded by the Borrower’s parent, EXCO Partners, LP (the “Parent”) so long as (i) the proceeds thereof are contributed to the Borrower in the form of common equity and (ii) no more than 25% of the direct or indirect voting or economic interest in the Parent may be issued or sold in connection therewith.

(b)           If the Required Lenders so determine (the “Option”), then, in lieu of complying with Section 2.1(a) hereof, on the Equity Contribution Date, (i) the Equity Contributor shall be required to add the Borrower and its Subsidiaries as “Restricted Subsidiaries” under as defined in the Senior Credit Agreement and the Senior Note Indenture and (ii) the Equity Contributor shall provide, and cause the Restricted Subsidiaries as so defined to provide, guarantees and collateral in respect of the Loans on terms substantially consistent with the guarantees and collateral provided under the Credit Agreement, in each case pursuant to documentation reasonably satisfactory to the Administrative Agent.  Notwithstanding the foregoing, the Option shall be available only if compliance with this Section 2.1(b) is permitted by the Senior Credit Agreement (if still in effect).  The Equity Contributor agrees to use commercially reasonable efforts, promptly after the date hereof, to seek the requisite consent of lenders under the Senior Credit Agreement to the exercise of the Option.  If the Option is exercised, then any provision of this Agreement specifically relating to the Equity Contribution shall cease to be effective.

2.2           Application of the Cash Equity Contribution.  The proceeds of the Equity Contribution shall be used by the Borrower to prepay the Loans in accordance with the terms of Section 2.10 of the Credit Agreement.

2.3           Obligations Unconditional; Waiver of Defenses.

(a)           Except as provided in Section 2.1, the obligations of the Equity Contributor to make, and the Borrower’s right to receive, the Equity Contribution pursuant to Section 2.1(a), and, if applicable, the obligation of the Equity Contributor to comply with Section 2.1(b), are irrevocable, absolute and unconditional.  The Equity Contributor hereby unconditionally waives notice of acceptance hereof, of any action taken or omitted in reliance hereon and of any defaults by the Borrower or any other Person in the payment of any amounts due under any Loan Document, and further unconditionally waives diligence, protest, presentment, filing of claims with a court in the event of the bankruptcy of the Borrower or any other Person, any right to require a proceeding against the Borrower or any other Person or that the Borrower or any other Person be joined in any proceeding, any marshaling of assets of the Borrower or any other Person, the Borrower’s or any other Person’s providing security for any of the obligations hereunder or any notice of default with respect thereto, or any other act or omission or requirement or delay to do any other act or thing which might in any manner or to any extent operate as a discharge of any of the obligations of the Equity Contributor hereunder.  The Equity Contributor agrees that this Agreement shall remain in full force and effect without regard to, and shall not be affected or impaired by, any invalidity, irregularity or unenforceability in whole or in part of, or any default under, any Loan Document which may now or hereafter be caused or imposed in any manner whatsoever, or the bankruptcy or insolvency of the Borrower or any other Person.

(b)           The obligations of the Equity Contributor under this Agreement shall not be subject to (and the Equity Contributor hereby unconditionally waives) any notice of non-payment, demand, abatement, reduction, limitation, impairment, termination, set-off, defense, counterclaim or recoupment whatsoever or any right to any thereof, and shall not be released, discharged or in any way affected by any reorganization, arrangement, compromise, composition or plan affecting the Borrower or any other Person, or by any compromise, settlement, release, amendment, waiver, addition, modification, or termination of any or all of the obligations, conditions, covenants or agreements of the Borrower or any other Person under or in respect of any Loan Document or by the taking or omission of any action referred to in any Loan Document (including, without limitation, the enforcement, assertion or exercise of any such right, power or remedy), or by the exchange, surrender, substitution or modification of any security for the Obligations, whether or not the undersigned shall have notice or knowledge of any of the foregoing.

2.4           Overdue Amounts.  From the date the Equity Contribution shall be due and payable under this Agreement until the date the Equity Contributor shall have paid the Equity Contribution in full, interest shall accrue on the unpaid amount thereof at a rate per annum equal to the rate then applicable to ABR Loans plus 2% and shall be payable by the Equity Contributor to the Borrower upon demand by the Administrative Agent.

SECTION 3.  SPECIFIC PROVISIONS

3.1           Subrogation.  The Borrower will not exercise any rights which it may have acquired by way of subrogation under this Agreement, by any payment made hereunder or otherwise, or accept any payment on account of any such subrogation rights, unless and until all Obligations shall have been paid in full.

3.2           Reinstatement.  This Agreement and the obligations of the Equity Contributor hereunder shall automatically be reinstated if and to the extent that for any reason any payment made pursuant to this Agreement is rescinded or must otherwise be restored to the Equity Contributor by any beneficiary of this Agreement, whether as a result of any proceedings in bankruptcy or reorganization or otherwise with respect to the Borrower or any other Person or as a result of any settlement or compromise with the Borrower or any other Person (including the Equity Contributor) in respect of such payment, and the Equity Contributor shall indemnify the Administrative Agent and each other Secured Party on demand for all costs and expenses (including, without limitation, fees of counsel) incurred by the Administrative Agent or any other Secured Party in connection with such rescission or restoration.

3.3           Specific Performance.  The Equity Contributor hereby irrevocably waives, to the extent it may do so under applicable law, any defense based on the adequacy of a remedy at law that may be asserted as a bar to the remedy of specific performance in any action brought against the Equity Contributor or any of them for specific performance of this Agreement by the Administrative Agent, the Borrower or any successor or assign thereof or for their benefit by a receiver, custodian or trustee appointed for the Borrower or in respect of all or a substantial part of their respective assets, under the bankruptcy or insolvency laws of any jurisdiction to which the Borrower or its assets are subject.

3.4           Bankruptcy Code Waiver.  The Equity Contributor hereby irrevocably waives, to the extent it may do so under applicable law, any protection it may be entitled to under Sections 365(c)(1) and 365(c)(2) of Title 11 of the U.S. Code (11 U.S.C. § 101 et seq.) (the “Bankruptcy Code”), or any successor provision of law of similar import, in the event of any voluntary or involuntary bankruptcy, insolvency, reorganization, liquidation or arrangement, proceeding or case with respect to the Borrower (a “Bankruptcy”).  Specifically, in the event that the trustee in bankruptcy or the debtor-in-possession takes any action (including, without limitation, the institution of any action, suit or other proceeding in a Bankruptcy for the purpose of enforcing the obligations of the Borrower under this Agreement), the Equity Contributor shall not assert any defense, claim or counterclaim denying liability hereunder on the basis that this Agreement is an executory contract that cannot be assumed, assigned or enforced or on any other theory directly or indirectly based on Section 365(c)(1) or 365(c)(2) of the Bankruptcy Code or any successor provision of law of similar import.  If a Bankruptcy shall occur, the Equity Contributor agrees, after the occurrence of the Bankruptcy, to reconfirm in writing, to the extent permitted by applicable law, its pre-petition waiver of any protection it may be entitled to under Sections 365(c)(1) and 365(c)(2) of the Bankruptcy Code and, to give effect to such waiver, the Equity Contributor consents to the assumption and enforcement of each provision of this Agreement by the debtor-in-possession or the Borrower’s trustee in bankruptcy, as the case may be.

3.5           No Commencement of Bankruptcy Proceedings.  The Equity Contributor shall not commence or join with any other Person (other than the Secured Parties) in commencing any proceeding against the Borrower under any bankruptcy, reorganization, liquidation or insolvency law or statute now or hereafter in effect in any jurisdiction.

3.6           Actions by the Administrative Agent.  The Equity Contributor agrees that the Administrative Agent (acting for the benefit of the Secured Parties) and any assignee thereof shall be entitled to enforce this Agreement in its own name and to exercise any and all rights of the Borrower under this Agreement in accordance with the terms hereof (either in its own name or in the name of the Borrower, as the Administrative Agent may elect), and the Equity Contributor and the Borrower agree to comply and cooperate in all respects with such exercise.  Without limiting the generality of the foregoing, the Administrative Agent and any assignee thereof shall have the full right and power to enforce directly against the Equity Contributor all obligations of the Equity Contributor under this Agreement, and otherwise to exercise all remedies available to the Borrower hereunder and to make all demands and give all notices and make all requests (either in its own name or in the name of the Borrower, as the Administrative Agent may elect) required or permitted to be made or given by the Borrower under this Agreement, including without limitation the right to make demand for payment of the Equity Contribution pursuant to Section 2 hereof and to directly apply such payment to prepay the Loans, and the Equity Contributor acknowledges and agrees that any such action taken by the Administrative Agent shall be deemed effective for all purposes of this Agreement to the same extent as if such action had been taken directly by the Borrower.  If the Equity Contributor shall receive inconsistent directions from the Borrower and the Administrative Agent, the directions of the Administrative Agent shall be deemed the effective directions, and the Equity Contributor shall accordingly comply with such directions of the Administrative Agent.

3.7           Set-Off.  In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the failure of the Equity Contributor to perform any of its obligations hereunder, each Secured Party is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by such Secured Party (including, without limitation, by branches and agencies of such Secured Party wherever located) to or for the credit or the account of the Equity Contributor, against and on account of the obligations of the Equity Contributor under this Agreement, irrespective of whether or not such Secured Party shall have made any demand hereunder and although said obligations, or any of them, shall be contingent or unmatured.

SECTION 4.  REPRESENTATIONS AND WARRANTIES; COVENANTS

4.1           Representations and Warranties.  The Equity Contributor represents and warrants that:

(a)           The Equity Contributor is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas.  The Equity Contributor has all corporate or other necessary power and authority, and legal right, to enter into this Agreement and to perform its obligations hereunder and consummate the transactions contemplated hereby, and has by proper action duly authorized the execution and delivery of this Agreement.  Neither the execution and delivery by the Equity Contributor of this Agreement nor the consummation of the transactions contemplated herein, nor performance by the Equity Contributor of and compliance with the terms and provisions hereof will (i) violate or conflict with, or cause or result in a default under, any provision of any organizational documents or by-laws of the Equity Contributor, (ii) violate any material law, regulation, order, writ, judgment, injunction, decree or permit applicable to it, (iii) violate or conflict with contractual provisions of, or cause an event of default under, any indenture, loan agreement, mortgage, deed of trust, contract or other agreement or instrument to which it is a party or by which it may be bound (other than the Senior Credit Agreement, which includes conditions to the funding of the Equity Contribution as specified in the First Amendment thereto), or (iv) result in or require the creation of any Lien upon or with respect to the Equity Contributor’s properties. No consent, approval, authorization or order of, or filing, registration or qualification with, any court or Governmental Authority or other Person is required in connection with the execution, delivery or performance by the Equity Contributor of this Agreement, except to the extent obtained and in full force and effect..  This Agreement has been duly executed and delivered by the Equity Contributor and constitutes the legal, valid and binding obligation of the Equity Contributor, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in proceedings in equity or at law.

(b)           The Equity Contributor is not aware of any event or condition that could reasonably be expected to have an adverse effect on the ability of the Equity Contributor to perform its obligations under this Agreement (other than the Senior Credit Agreement, which includes conditions to the funding of the Equity Contribution as specified in the First Amendment thereto).

(c)           No litigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the best of its knowledge, threatened against or affecting the Equity Contributor or against or affecting any of its properties, rights, revenues or assets or the transactions contemplated by this Agreement.

(d)           The Equity Contributor is not an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

4.2           Covenants.  The Equity Contributor hereby covenants and agrees that, so long as this Agreement is in effect:

(a)           The Equity Contributor will not take any action that could reasonably be expected to impair the obligations of the Equity Contributor hereunder, including, without limitation, by entering into any agreement, or any amendment or other modification to an existing agreement, if, after giving effect thereto, the Equity Contributor would not be able to make the representations and warranties set forth in Section 4.1 hereof.

(b)           The Equity Contributor will preserve and maintain its existence as a validly existing corporation under the laws of the State of Texas.

(c)           The Equity Contributor will not enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or dispose of all or a majority of its property or business (determined on a consolidated basis including its Subsidiaries), provided that this paragraph (c) shall not prohibit a merger of the Equity Contributor with any other Person if the surviving Person (if not the Equity Contributor) assumes all liabilities of the Equity Contributor under this Agreement pursuant to such documentation as shall be reasonably satisfactory to the Administrative Agent.

(d)           Whether or not the Senior Note Indenture is then in effect, the Equity Contributor will not make, and will not permit any Restricted Subsidiary (as defined in the Senior Note Indenture as in effect on the date hereof) to make, any Restricted Payment (as defined in the Senior Note Indenture as in effect on the date hereof) that would constitute utilization of any of the RP Baskets, other than (i)

payments in respect of the Equity Contribution and (ii) other Restricted Payments not to exceed $5,000,000 in the aggregate during the term of this Agreement.

(e)           The Equity Contributor will (i) redeem or defease all of the Senior Notes on or prior to the Equity Contribution Date (x) if the Senior Note Indenture would not permit the funding of the full amount of the Equity Contribution on such date or (y) in the event that the Option is selected, if the Senior Note Indenture would not permit the exercise of the Option and (ii) use its best efforts to obtain any necessary consents under the Senior Credit Agreement on or prior to the Equity Contribution Date in the event that the conditions to the funding of the full amount of the Equity Contribution on such date, as specified in the First Amendment to the Senior Credit Agreement, cannot be satisfied.  In the event that the Option is selected, the Equity Contributor will not, and will not permit any of its Subsidiaries to, incur Indebtedness to redeem or defease the Senior Notes pursuant to the preceding sentence unless such Indebtedness either (i) is incurred pursuant to a borrowing base revolving credit facility or (ii) has a weighted average life to maturity longer than the maturity of the Loans and is either unsecured or, if secured, is secured on a pari passu basis with the Loans.

SECTION 5.  MISCELLANEOUS

5.1           Termination.  This Agreement shall terminate upon the earliest date on which (i) funds then sufficient to satisfy the obligations hereunder shall have been contributed to the Borrower pursuant to Section 2.1 (or, if the Option is selected, when the requirements thereof have been complied with) or (ii) the Loans have been paid in full; provided that the agreements contained in Sections 3.2 and 5.8 hereof shall survive any such termination.

5.2           No Waiver; Course of Dealing; Separate Causes of Action.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any other Secured Party, any right, remedy, power or privilege provided herein or by statute or at law or in equity shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  No course of dealing between the Equity Contributor, on the one hand, and the Borrower or the Administrative Agent or any other Secured Party, on the other hand, shall operate as a waiver of any right, power or privilege hereunder of the Administrative Agent or any other Secured Party.  Each and every default by the Equity Contributor in payment hereunder shall give rise to a separate cause of action hereunder, and separate suits may be brought hereunder as each cause of action arises.

5.3           Remedies Cumulative.  Each and every right and remedy of the Administrative Agent hereunder shall be cumulative and shall be in addition to any other right or remedy given hereunder or now or hereafter existing at law or in equity or by statute.

5.4           Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

5.5           Succession.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that neither the Equity Contributor nor the Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent.

5.6           Amendments, Etc.  This Agreement may not be amended, modified or supplemented except in a writing signed by each of the parties hereto.

5.7           GOVERNING LAW, ETC.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

5.8           Expenses, Etc.  The Equity Contributor agrees to pay or reimburse the Administrative Agent and each other Secured Party for all its costs and expenses incurred in enforcing or preserving any rights under this Agreement, including, without limitation, the fees and disbursements of counsel to the Administrative Agent. The Equity Contributor agrees, to the extent not reimbursed by the Borrower within five Business Days after demand therefor pursuant to Section 11.03 of the Credit Agreement, to (i) pay, and to save the Administrative Agent and the other Secured Parties harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all taxes which may be payable or determined to be payable with respect to any of the transactions contemplated by this Agreement and (ii) pay, and to save the Administrative Agent and the other Secured Parties harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement.

5.9           Notices.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand or, in the case of notice given by mail, private courier, overnight delivery service or telecopy, when received, addressed as follows in the case of the Equity Contributor and in accordance with the Credit Agreement in the case of the Borrower and the Administrative Agent.

Equity Contributor:                                         EXCO Resources, Inc.
12377 Merit Drive, Suite 1700
Dallas, Texas 75251
Attention:  Douglas H. Miller, Chief Executive Officer
Telecopy No. (214) 368-2087

Any party hereto may change its address for notices, requests and demands by notice to the other parties in the manner provided in this Section 5.9.

5.10         Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

5.11         Submission to Jurisdiction; Waivers.  Each of the Borrower, the Administrative Agent and the Equity Contributor hereby irrevocably and unconditionally:

(a)   submits for itself and its property in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b)   consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)   agrees that nothing herein shall affect the right to effect service of process in any manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(d)   waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

5.12         WAIVER OF JURY TRIAL.  THE BORROWER, THE ADMINISTRATIVE AGENT AND THE EQUITY CONTRIBUTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

IN WITNESS WHEREOF, the parties hereto, by their officers duly authorized, intending to be legally bound, have caused this Agreement to be duly executed and delivered as of the date first above written.

EXCO RESOURCES, INC.

By:	/s/ William L. Boeing
	Name:	William L. Boeing
	Title:	Vice President

EXCO PARTNERS OPERATING PARTNERSHIP, LP

By:	/s/ William L. Boeing
	Name:	William L. Boeing
	Title:	Vice President

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title: